Exhibit 99.1

200 E. Nashville Avenue	Tel 251.446-6000	www.unitedbank.com
Post Office Box 8	Fax 251.446-6007	Member FDIC
Atmore, Alabama 36504

Dear Shareholder:

Since 2007, United Bank has been aggressively working to respond to the changing economic and business conditions in which the bank operates. These unprecedented times have required unprecedented responses. It was apparent from the onset; there were critical decisions that had to be made to ensure the bank was prepared. First, strong capital and liquidity were critical. Second, the bank had to manage expense levels in response to challenges to revenue. Third, proactive and aggressive actions had to be taken on problem assets. These three core initiatives have guided us through the last three years and continue to be important.

While progress has been made on all three of these priorities, there is still much work to be done. The Board of Directors and Management continue to address these and other strategic issues. These priorities have required some difficult decisions such as the suspension of cash dividends to common shareholders, reductions in staffing levels and suspension of pay increases for officers and staff. Certainly, these and other actions were undertaken in the best interest of the bank to better equip it to work through the economic challenges.

Until the oil spill, our region along the Gulf Coast had begun showing signs of stabilization. As many of our stakeholders can attest, the oil spill was not just a coastal event but impacted businesses and communities inland from the beaches. Combining the worst recession since the depression and the affects from the spill presented many challenges for the bank and its customers. The final affects of these have yet to be determined.

Throughout these challenges, the bank has remained well capitalized by regulatory standards. Liquidity has been extremely high which had allowed the bank to respond to funding needs, but it has also negatively impacted the net interest margin. Despite the increased expenses in certain areas, overall non-interest expenses excluding FDIC insurance premiums for 2010 are within 0.10% of 2007 levels.

In spite of these efforts, there have been significant increases in expenses associated with regulatory actions affecting the banking industry. In 2007, the bank’s premiums paid for FDIC insurance was $36,987. During the same period in 2010 this insurance premium increased by $1,004,792 to $1,041,799. With the passage of the Dodd-Frank Act, the bank was required in the third quarter of 2010 to write off the Goodwill associated with its Florida expansion, costing the bank $934,763. These legislative and regulatory actions along with increases in the provision for loan losses have negatively impacted earnings.

 Despite these challenges, progress has been made during 2010.  Classified loans as defined by the bank have decreased 33%, loans placed in a non-accrual status are down 22% and the allowance for loan losses remains close to 2.00% of loans. Further, the bank has reduced its exposure to real estate loans and remains well below the levels established by the regulators as representing a problem. Total assets have remained virtually unchanged due to the management of the balance sheet. Despite these improvements, there is still much work to be done.

There have also been notable successes. The bank was chosen by the Santa Rosa Chamber of Commerce as Business of the Year and was selected by the readers of Gulf Cost Newspapers as the “Best Bank in Baldwin County.” On August 29, 2010 United Bank was certified as a Community Development Financial Institution by the U.S. Department of the Treasury. Currently, United Bank is the only Alabama bank with this certification. On December 9, 2010 the bank was awarded the “Promoting Economic Inclusion Award” by the FDIC. While recognitions do not replace the need for the bank to return to sustained profitability, they are testimony to the fact that everyone at United Bank is focused on improving performance and serving our customers and communities.

The Board of Directors of United Bancorporation of Alabama, Inc. has declared a stock dividend to shareholders of record January 31, 2011. The shares will be distributed by the end of February 2011. This distribution, while allowing shareholders to fully participate in the future performance of the bank, protects the bank’s capital. Due to recent regulatory changes, the dividend reinvestment plan has been modified to require a minimum 10.00% of the dividend to be reinvested. Only those shareholders participating in a partial dividend reinvestment will be affected. It is the goal and focus of the Board of Directors and Management to improve the bank’s performance which will permit the bank to begin paying a cash dividend at the earliest possible time.

As always, your support is appreciated. Your feedback and suggestions are welcomed.

Best regards,

/s/ Robert R. Jones, III

Robert R. Jones, III
President and
Chief Executive Officer